Contact:

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp
(516) 536-5850

Walgreen Co. and AMAC Unveil
Walgreens Ready Response™ Medical Alert System

AMAC Gains National Direct To Consumer Reach through
Exclusive Distribution with Walgreen Co.

OCEANSIDE, NY- February 20, 2007 - American Medical Alert Corp. (NASDAQ: AMAC), a provider of healthcare communication services and advanced home health monitoring technologies, announced today the launch of Walgreens Ready Response™ Medical Alert System with Walgreen Co. (NYSE, NASDAQ: WAG), the nation’s largest drugstore chain.

Walgreens Ready Response™ system was developed exclusively for Walgreen Co. by American Medical Alert Corp. to support family caregivers and their aging loved ones who are seeking creative solutions to maintain independent living at home. Using AMAC’s flagship personal response system technology, Walgreens Ready Response™ Medical Alert system will be monitored by AMAC’s Response Center to provide round-the-clock response services. Additionally, the offering will include a dedicated bathroom activator to enhance the ability to summon assistance from the area in the home where many falls occur.

”This system is an important addition to the services we offer for seniors and their caregivers that go beyond the traditional pharmacy offering,” said Don Huonker, vice president of pharmacy services for Walgreens. “It’s another way of helping people live independently for as long as possible.”

Under this exclusive relationship, the Walgreens Ready Response™ Medical Alert system will be offered at Walgreens stores in selected markets and on a national scale through Walgreens Web site at www.walgreens.com/readyresponse.

Frederic Siegel, Executive Vice President of AMAC, said, “We are pleased to be selected by Walgreen as its technology provider in this initiative. With Walgreens national brand recognition in the retail health sector coupled with AMAC’s 25 years experience in medical alert system manufacturing and 24/7 monitoring services, we believe that Walgreens Ready Response™ Medical Alert System will become an integral solution for caregivers to help their loved ones remain independent at home. More than 30 percent of individuals over 65 will experience a fall or other emergency in their home each year, and this service provides instant access to emergency assistance, improving the chance of recovery and return to independent living.“

Added Jack Rhian, AMAC’s Chief Executive Officer, “We are extremely pleased to support Walgreen in providing this valuable service. Through its national pharmacy network and loyal customer base, Walgreen expects to build consumer awareness about this vital health monitoring device and make it simple for caregivers and seniors to obtain the service.”

Pricing & Availability

Walgreens Ready Response™ Medical Alert System is available for $34.95 (U.S.) per month and a one time activation fee of $34.95 (U.S.) The system includes a two-way voice console unit, personal help activator, bathroom activator, telephone and power cord and monitoring services. There are no long-term contracts required. Consumers may obtain the system through select Walgreen locations and on online at www.walgreens.com/readyresponse.

About Walgreen Co.

Walgreen Co. is the nation’s largest drugstore chain with fiscal 2006 sales of $47.4 billion. The company operates 5,611 stores in 48 states and Puerto Rico, including 76 Happy Harry’s stores in Delaware and surrounding states. Walgreens also provides additional services to pharmacy patients and prescription drug and medical plans through Walgreens Health Services, its managed care division, which includes Walgreens Health Initiatives Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc. and Walgreens Specialty Pharmacy.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in AMAC’s filings with the Securities and Exchange Commission (SEC), including AMAC’s Annual Report on Form 10-K, AMAC’s Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

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